Exhibit 18
                                                                 ----------


                             Mafco Holdings Inc.
                              35 East 62nd Street
                           New York, New York 10021


                                                              December 3, 2002


M & F Worldwide Corp.
35 East 62nd Street
New York, New York 10021

Gentlemen:

                  Mafco Holdings Inc., a Delaware corporation ("Mafco"), and M & F Worldwide Corp., a Delaware corporation ("M & F Worldwide"), hereby agree that Mafco, or a wholly owned subsidiary of Mafco, will deliver to M & F Worldwide 666,667 shares of Series B Non-Cumulative Perpetual Participating Preferred Stock, par value $.01 per share, of M & F Worldwide (the "M & F Worldwide Series B Preferred Stock") in exchange for (i) 1,381,690 shares of Series A Non-Cumulative Perpetual Participating Preferred Stock, par value $.01 per share, of Panavision Inc., a Delaware corporation (the "Panavision Series A Preferred Stock"), and (ii) $976,250 in cash.

                  In connection with the transactions contemplated by this letter agreement (this "Letter Agreement"), Mafco represents and warrants that:

         1. Mafco is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

         2. None of the execution and delivery of this Letter Agreement, the consummation of the transactions herein contemplated or compliance with the terms and conditions hereof by Mafco will conflict with or result in a breach of, or require any authorization, approval or consent which has not been obtained under, or constitute a default under, the charter or by-laws of Mafco, or any applicable provision or term of any law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which Mafco is a party or by which Mafco or any of its property is bound or to which it is subject;

         3. Mafco has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations as described in this Letter Agreement and the execution, delivery and performance by Mafco of this Letter Agreement has been duly authorized;

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         4.       This Letter Agreement has been duly and validly executed and delivered by Mafco and constitutes the legal, valid and binding obligation of Mafco, enforceable against Mafco in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

         5. The transfer of the M & F Worldwide Series B Preferred Stock will effectively vest in M & F Worldwide good, valid and marketable title to the M & F Worldwide Series B Preferred Stock, free and clear of all Encumbrances whatsoever, except for any Encumbrances arising under the Securities Act of 1933 (the "Securities Act") or state securities laws. As used in this Letter Agreement, the term "Encumbrances" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

                  In connection with the transactions contemplated by this Letter Agreement, M & F Worldwide represents and warrants that:

         1. M & F Worldwide is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

         2. None of the execution and delivery of this Letter Agreement, the consummation of the transactions herein contemplated or compliance with the terms and conditions hereof by M & F Worldwide will conflict with or result in a breach of, or require any authorization, approval or consent which has not been obtained under, or constitute a default under, the charter or by-laws of M & F Worldwide, or any applicable provision or term of any law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which M & F Worldwide is a party or by which M & F Worldwide or any of its property is bound or to which it is subject;

         3. M & F Worldwide has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations as described in this Letter Agreement and the execution, delivery and performance by M & F Worldwide of this Letter Agreement has been duly authorized;

         4. This Letter Agreement has been duly and validly executed and delivered by M & F Worldwide and constitutes the legal, valid and binding obligation of M & F Worldwide, enforceable against M & F Worldwide in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

         5. The transfer of the Panavision Series A Preferred Stock will effectively vest in Mafco good, valid and marketable title to the Panavision Series A Preferred Stock, free and clear of all Encumbrances whatsoever, except for any Encumbrances arising under the Securities Act or state securities laws.

                  Upon delivery of the 666,667 shares M & F Worldwide Series B Preferred Stock in exchange for (i) 1,381,690 shares of Panavision Series A Preferred Stock and (ii) $976,250 in cash, Mafco and M & F Worldwide shall execute and deliver a cross receipt in the form attached hereto as Exhibit A.

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                  If you are in agreement with the foregoing, please so
indicate by signing the enclosed duplicate copy of this Letter Agreement.



                                           Very truly yours,

                                           MAFCO HOLDINGS INC.



                                           By:  /s/ Todd J. Slotkin
                                              ----------------------------------
                                           Name:    Todd J. Slotkin
                                           Title:   Executive Vice President and
                                                    Chief Financial Officer


ACCEPTED AND AGREED TO:

M & F WORLDWIDE CORP.


By:  /s/ Howard Gittis
   -----------------------------------------
Name:    Howard Gittis
Title:   Chairman of the Board of
         Directors, President and Chief
         Executive Officer

                                                                     EXHIBIT A

                                 CROSS RECEIPT


         Mafco hereby acknowledges delivery of (i) 1,381,690 shares of Panavision Series A Preferred Stock and (ii) $976,250 in cash in satisfaction of M & F Worldwide's obligations under the Letter Agreement.


MAFCO HOLDINGS INC.


By:  /s/ Todd J. Slotkin
   ---------------------------------
      Name:   Todd J. Slotkin
      Title:  Executive Vice President and
              Chief Financial Officer


         M & F Worldwide hereby acknowledges delivery of 666,667 shares M & F Worldwide Series B Preferred Stock in satisfaction of Mafco's obligations under the Letter Agreement.


M & F WORLDWIDE CORP.


By:  /s/ Howard Gittis
   -----------------------------------------
      Name:  Howard Gittis
      Title:    Chairman of the Board of
                Directors, President and Chief
                Executive Officer